Exhibit 107.1

Calculation of Filing Fee Table

Form S-8

(Form Type)

Amicus Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.01 par value per share, reserved for issuance pursuant to the Amended and Restated 2007 Equity Incentive Plan	457(h)	7,000,000	$9.875	(2)	$69,125,000	0.0001476	$10,202.85
	Total Offering Amounts		7,000,000			$69,125,000		$10,202.85
	Total Fee Offsets							—
	Net Fee Due							$10,202.85

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Amended and Restated 2007 Equity Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.

(2)	Estimated in accordance with Rule 457(h)(1) under the Securities Act solely for purposes of calculating the registration fee, based on the average of the high and low sales prices for the common stock as reported on the NASDAQ Global Market on May 31, 2024.